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EXHIBIT 19—FINANCIAL STATEMENTS FURNISHED TO SECURITY HOLDERS

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	1999	1998	1999	1998
Net sales	$492,218	$465,497	$1,424,084	$1,387,583
Costs and expenses:
Cost of products sold	386,256	365,808	1,113,361	1,098,087
Selling, general, and administrative expenses	46,317	45,055	145,215	138,053
Research and development	2,661	2,994	8,817	9,015
Interest expense	5,318	5,467	15,660	16,334
Other (income) costs, net	778	535	6,085	(407)
Minority interest in net income	936	797	2,865	2,811

Income before income taxes	49,952	44,841	132,081	123,690
Provision for income taxes	18,800	17,600	50,600	48,100

Net income	$31,152	$27,241	$81,481	$75,590

Basic earnings per share of common stock	$.60	$.51	$1.56	$1.42

Diluted earnings per share of common stock	$.59	$.51	$1.55	$1.41

Cash dividends paid per share of common stock	$.23	$.22	$.69	$.66

Average common shares and common stock equivalents outstanding	52,778	53,303	52,654	53,554

EXHIBIT 19—FINANCIAL STATEMENTS FURNISHED TO SECURITY HOLDERS

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands of dollars)

	Sep 30 1999	Dec 31 1998
ASSETS
Cash	$24,996	$23,738
Accounts receivable -net	256,077	246,676
Inventories	279,447	241,585
Prepaid expenses and deferred charges	36,418	34,912

Total current assets	596,938	546,911

Property and equipment, net	758,269	740,101
Excess of cost of investments in subsidiaries over net assets acquired	153,173	160,819
Other assets	23,737	34,195

Total	176,910	195,014

TOTAL ASSETS	$1,532,117	$1,482,026

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$2,778	$2,946
Short-term borrowings	4,215	3,553
Accounts payable	208,564	193,088
Accrued salaries and wages	29,797	31,629
Accrued income and other taxes	20,687	14,397

Total current liabilities	266,041	245,613
Long-term debt, less current portion	366,807	371,363
Deferred taxes	86,485	84,679
Other liabilities and deferred credits	60,868	54,655

Total liabilities	780,201	756,310

Minority interest	38,770	37,862
Stockholders' equity:
Common stock (59,098,203 and 59,056,047 shares)	5,910	5,906
Capital in excess of par value	181,957	181,908
Retained income	753,748	708,362
Other comprehensive income (loss)	(26,220)	(6,116)
Common stock held in treasury (6,788,088 and 6,786,889 shares)	(202,249)	(202,206)

Total stockholders' equity	713,146	687,854

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,532,117	$1,482,026

EXHIBIT 19—FINANCIAL STATEMENTS FURNISHED TO SECURITY HOLDERS

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands of dollars)

	Nine Months Ended September 30
	1999	1998
Cash flows from operating activities
Net income	$81,481	$75,590
Non-cash items:
Depreciation and amortization	75,282	68,290
Minority interest in net income	2,865	2,811
Deferred income taxes, non-current portion	2,123	(59)
Undistributed earnings of affiliated companies	6,981	500
(Gain) loss on sale of property and equipment	136	(107)

Cash provided by operations	168,868	147,025
Changes in working capital, net of effects of acquisitions and dispositions	(37,595)	6,353
Net change in deferred charges and credits	6,539	(957)

Net cash provided by operating activities	137,812	152,421

Cash flows from investing activities
Additions to property and equipment	(94,428)	(95,456)
Business acquisition	(1,424)	(46,319)
Proceeds from sale of property and equipment	1,006	1,868
Other	49

Net cash used in investing activities	(94,797)	(139,907)

Cash flows from financing activities
Change in long-term debt excluding debt assumed in business acquisitions	(4,498)	62,656
Change in short-term debt	661	(305)
Cash dividends paid	(36,095)	(35,180)
Subsidiary dividends to minority stockholders		(1,835)
Common stock purchased for the treasury	(43)	(35,693)
Stock incentive programs and related tax effects	53	7,388

Net cash used by financing activities	(39,922)	(2,969)

Effect of exchange rates on cash	(1,835)	189

Net increase in cash	$1,258	$9,734

EXHIBIT 19—FINANCIAL STATEMENTS FURNISHED TO SECURITY HOLDERS

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

Periods prior to 1998 have been revised to reflect provisions of SFAS No. 130

(in thousands of dollars)	Common Stock	Capital In Excess Of Par Value	Retained Income	Other Comprehensive Income (Loss)	Common Stock Held In Treasury	Total Stockholder's Equity
Balance at December 31, 1995	$5,781	$147,119	$529,720	$8,590	($146,849)	$544,361
Net income for 1996			103,037			103,037
Translation adjustment for 1996				(3,917)		(3,917)
Pension liability adjustment, net of $948 tax benefit				1,546		1,546

Total comprehensive income						100,666

Cash dividends paid on common stock, $.72 per share			(37,830)			(37,830)
Stock incentive programs and related tax effects	2	310				312
Common stock transactions related to an acquisition of a subsidiary company	7	2,052				2,059
Purchase of 292,000 shares of common stock					(8,962)	(8,962)

Balance at December 31, 1996	$5,790	$149,481	$594,927	$6,219	($155,811)	$600,606

Net income for 1997			101,424			101,424
Translation adjustment for 1997				(11,109)		(11,109)
Pension liability adjustment, net of $842 tax benefit				(1,373)		(1,373)

Total comprehensive income						88,942

Cash dividends paid on common stock, $.80 per share			(42,418)			(42,418)
Stock incentive programs and related tax effects	4	47				51
Common stock transactions related to an acquisition of a subsidiary company	70	25,034				25,104
Purchase of 139,429 shares of common stock					(5,051)	(5,051)

Balance at December 31, 1997	$5,864	$174,562	$653,933	($6,263)	($160,862)	$667,234

Net income for 1998			101,130			101,130
Translation adjustment for 1998				(72)		(72)
Pension liability adjustment, net of $102 tax benefit				219		219

Total comprehensive income						101,277

Cash dividends paid on common stock, $.88 per share			(46,701)			(46,701)
Stock incentive programs and related tax effects	42	7,346				7,388
Purchase of 1,110,843 shares of common stock					(41,344)	(41,344)

Balance at December 31, 1998	$5,906	$181,908	$708,362	($6,116)	($202,206)	$687,854

Net income for first nine months of 1999			81,481			81,481
Translation adjustment for first nine months of 1999				(20,104)		(20,104)

Total comprehensive income						61,377

Cash dividends paid on common stock, $.69 per share			(36,095)			(36,095)
Stock incentive programs and related tax effects	4	49				53
Purchase of 1,199 shares of common stock					(43)	(43)

Balance at September 30, 1999	$5,910	$181,957	$753,748	($26,220)	($202,249)	$713,146

EXHIBIT 19—FINANCIAL STATEMENTS FURNISHED TO SECURITY HOLDERS

BEMIS COMPANY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Inventory Accounting Change

    Inventories are valued at the lower of cost, using the first-in, first-out (FIFO) method, or market. During the second quarter of 1999, the Company changed its method of determining the cost of inventories from the last-in, first-out (LIFO) method to the FIFO valuation method. Management believes the change from LIFO to FIFO inventory valuation method benefits the Company by providing the best matching of the applicable raw material cost of a unit of product to the product's selling price and, therefore, presents a clearer picture of operating results. The accounting change has been applied to prior years by retroactively restating the financial statements, which are available by reference to the Company's August 1999, Form 8-K filing with the United States Securities and Exchange Commission. All financial statements and data included in this September 30, 1999, Form 10-Q filing, reflect the impact of this accounting principle change.

Note 2. Basis of Presentation

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operation. It is management's opinion, however, that all material adjustments (consisting of normal recurring accruals) have been made which are necessary for a fair financial statement presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

    For further information, refer to the consolidated financial statements and footnotes included in the Company's annual report on Form 10-K for the year ended December 31, 1998.

Note 3. Taxes Based On Income

    The Company's 1999 effective tax rate of 38% differs from the federal statutory rate of 35% primarily due to state and local income taxes.

Note 4. Segments of Business

    The Registrant's business activities are organized around its two principal business segments, Flexible Packaging and Pressure Sensitive Materials. Both internal and external reporting conform to this organizational structure with no significant differences in accounting policies applied. The Registrant evaluates the performance of its segments and allocates resources to them based on operating profit which is defined as profit before general corporate expense, interest expense, income taxes, and minority interest. A summary of the Registrant's business activities reported by its two business segments follows:

	For Nine Months Ended September 30,
Business Segments (in millions of dollars)
	1999	1998
Net Sales to Unaffiliated Customers:
Flexible Packaging	$1,066.9	$1,031.8
Pressure Sensitive Materials	357.4	356.1
Intersegment Sales:
Flexible Packaging	(0.2)	(0.2)
Pressure Sensitive Materials	(0.0)	(0.1)

Total	$1,424.1	$1,387.6

Operating Profit and Pretax Profit:
Flexible Packaging	$133.3	$116.6
Pressure Sensitive Materials	31.6	37.5

Total operating profit	164.9	154.1
General corporate expenses	(14.2)	(11.3)
Interest expense	(15.7)	(16.3)
Minority interest in net income	(2.9)	(2.8)

Income before income taxes	$132.1	$123.7

Identifiable Assets:
Flexible Packaging	$1,169.7	$1,111.6
Pressure Sensitive Materials	317.3	295.2

Total identifiable assets	1,487.0	1,406.8
Corporate assets	45.1	49.3

Total	$1,532.1	$1,456.1

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EXHIBIT 19—FINANCIAL STATEMENTS FURNISHED TO SECURITY HOLDERS
BEMIS COMPANY, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS